THE DELTONA CORPORATION
                                    --------

                            NOTICE OF ANNUAL MEETING
                                   May 8, 2001
                                    --------


                                                                  March 16, 2001

To the Stockholders:

THIS IS NOTICE of the Annual Meeting of Stockholders of THE DELTONA CORPORATION. The meeting will be held at the Woodland Pavilion, 312 Marion Oaks Boulevard, Marion Oaks, Florida 34473 on May 8, 2001, at 9:30 o'clock in the morning, Eastern Standard Time. The purposes of the meeting are as follows:

     1. To elect five (5)  directors  to serve until the next Annual  Meeting of
     Stockholders  and  until  their  respective   successors  are  elected  and
     qualified.

     2. To consider a proposal to appoint James Moore & Co., P.L. as the Company's auditors for the fiscal year ending December 31, 2001, subject to the discretion of the Board of Directors.

     3. To transact any other business that is properly brought before the meeting, or any adjournment of the meeting.

The transfer books will not be closed. Our 2000 Form 10K (Annual Report), including audited financial statements as of December 31, 2000, accompanies this Notice of Meeting and the attached Proxy Statement. A list of all stockholders of record as of April 3, 2001, the record date for the Annual Meeting, will be available from April 16, 2001 through May 4, 2001 for any stockholder to examine at our Miami office, 999 Brickell Avenue, Suite 700, Miami, Florida, 33131 and at our headquarters in Ocala at 8014 SW 135th Street Road, Ocala, Florida 34473.

                                             By Order of the Board of Directors,


                                             SHARON J. HUMMERHIELM
                                             Executive Vice President
                                             and Corporate Secretary






                        Please fill in, date and sign the
        enclosed Proxy and return it promptly in the enclosed envelope.

                             THE DELTONA CORPORATION
                            8014 SW 135th Street Road
                              Ocala, Florida 34473

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

     The Proxy is solicited on behalf of the Board of Directors of The Deltona Corporation (the "Company"). The Proxy will be used at the Annual Meeting of Stockholders to be held at the Woodland Pavilion, 312 Marion Oaks Boulevard, Marion Oaks, Florida 34473 on May 8, 2001 at 9:30 in the morning, local time, and any adjournment or adjournments thereof. The Proxy Statement and accompanying Proxy will be first sent to stockholders of the Company on or about April 6, 2001.

     The Company has one class of voting securities consisting of 15,000,000 shares of Common Stock of the par value of $1 per share. On March 16, 2001, the Company had outstanding 13,544,277 shares of Common Stock (excluding 12,228 shares held in treasury). Each share of Common Stock is entitled to one vote and the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitutes a quorum. Only holders of Common Stock of record at the close of business on April 3, 2001 shall be entitled to notice of and to vote at the Meeting. The vote of a plurality of the shares represented, in person or by proxy, at the Meeting is required to elect the five nominees for director and for the appointment of the independent public accountants.

     The automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Meeting or any adjournment thereof. Each is tabulated separately; however, neither abstentions nor broker non-votes are counted for purposes of determining whether a proposal has been approved.

     Each Proxy executed and returned by a stockholder will be voted as directed, and may be revoked at any time before it is voted by (a) filing a written revocation with the Office of the Corporate Secretary, at 999 Brickell Avenue, Suite 700, Miami, Florida 33131; (b) executing a later-dated Proxy; or
(c) voting in person by ballot at the Meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

     The entire Board of Directors is elected annually to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The present Board of Directors is: Antony Gram (Chairman of the Board), Christel DeWilde, George W. Fischer, Rudy Gram and Thomas B. McNeill. Each of the current members of the Board has been nominated for re-election at the 2001 Annual Meeting. The accompanying form of Proxy will be voted "FOR" the election of all five nominees if no direction to the contrary is given. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a director. If any nominee should, however, become unavailable for election for any reason, the accompanying Proxy will be voted for such other person as the Board of Directors may select or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Meeting.

     The names of the nominees and certain information as of March 16, 2001 with respect to each of them is set forth below, in alphabetical order. Unless otherwise indicated, each nominee has held the position shown, or has been associated with the named employer in the executive capacity shown, for more than the past five years.

                      Principal Occupation and                        Year First
Name and Age          Other Information                         Elected Director
------------          -----------------                         ----------------

Christel DeWilde, 38  Financial Analyst for Antony Gram since               1998
(b)(d)                February 1995. Prior to joining Mr. Gram,
                      Ms. DeWilde was Chief Financial Officer
                      of the Sab Wabco Group, Brussels, Belgium from December 1992 to February 1995. From
                      May 1991 to December 1992, Ms. DeWilde was audit manager for Marcel Asselberghs & Co., member firm of Arthur Andersen & Co.

George W. Fischer, 60 Mr. Fischer is retired. From 1975 through             1992
(b)(c)                1995 he served as President of H.E.C. Fischer,
                      Inc., a closely held real estate company.

Antony Gram, 58       Chairman of the Board of Directors and                1992
(a),(c),(d), (e)      Chief Executive Officer of the Company since
                      July 13, 1994 and President since October 2, 1998.
                      For more than the past five years, Mr. Gram has served as Managing Director of Gramyco, a scaffolding company, based in Belgium.

Rudy Gram, 37         Vice President, Swan Development Corporation ,        1995
(c), (e)              based in St. Augustine, Florida

Thomas B.McNeill,66   Retired Partner, Mayer, Brown & Platt, Chicago,       1975
(b),(d)               Illinois. The law firm of Mayer, Brown & Platt
                      has performed legal services on the Company's behalf from 1992 through the present.

Current Committee Members & Affiliations:
            (a)         Member, Executive Committee.
            (b)         Member, Audit Committee.
            (c)         Member, Executive Compensation Committee.
            (d)         Member, Nominating Committee.
            (e)         Rudy Gram is the son of Antony Gram.

Additional Information Concerning the Board of Directors

     Currently, Directors DeWilde, McNeill and Rudy Gram receive a fee of $1,000 per month for services as a Director of the Company and are reimbursed for travel and related costs incurred with respect to committee and board meetings. Mr. Fischer receives a fee of $1,600 per month for services as a Director of the Company and as the Board's representative on the Management Committee; he is also reimbursed for travel and related costs incurred with respect to committee and board meetings. Mr. Antony Gram does not receive a monthly Director's fee; however, he is reimbursed for travel and related costs incurred with respect to committee and board meetings and other Company business activities.

     The Board of Directors has several standing committees: an Executive Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

     The Executive Committee, of which Antony Gram is Chairman, exercises certain powers of the Board of Directors during the intervals between meetings of the Board and met once during 2000.

     The Audit Committee, of which Mr. McNeill is Chairman, confers with the independent auditors of the Company and otherwise reviews the adequacy of internal controls, reviews the scope and results of the audit, assesses the accounting principles followed by the Company, and recommends the selection of the independent auditors. There were two meetings of the Audit Committee during 2000.

     The Executive Compensation Committee is chaired by Mr. Fischer, who serves on no similar committee of any other company. While the other members of the Committee, Messrs. Antony Gram and Rudy Gram, may serve together as directors of other companies, none serves as a member of any other compensation committee. The Committee reviews the methods and means by which management is compensated, studies and recommends new methods of compensation, and reviews the standards of compensation for management. In addition, the Executive Compensation Committee administers the Annual Executive Bonus Plan. No member of the Committee is eligible to participate in any of the Company's compensation and benefit plans. See "Compensation Committee Report." The Executive Compensation Committee held two meetings during 2000.

     The Nominating Committee, of which Mr. McNeill is Chairman, recommends to the Board of Directors nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. There was one meeting of the Nominating Committee during 2000, held as part of a Board of Directors meeting. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Recommendations received by December 31, 2001 will be considered by the Nominating Committee for nomination at the 2002 Annual Meeting.

     During 2000, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he or she served.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee (the "Committee") is comprised of Mr. Fischer, Chairman, and Messrs. Antony Gram and Rudy Gram.

     Mr. Antony Gram, a member of the Committee, has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 73.23% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V. ("Yasawa") (which holds 52.41% of the Common Stock of the Company as of March 16, 2001), as well as the holder of a majority equity interest in Wilbury International N.V., a Netherlands Antilles corporation ("Wilbury"), which owns all of the issued and outstanding stock of Selex International B.V. ("Selex) (which holds 20.82% of the Common Stock of the Company as of March 16, 2001). See "Ownership of Voting Securities of the Company."

     Mr. Rudy Gram, a member of the Committee, a member of the Board of Directors and a candidate for re-election to the Board of Directors, is the son of Mr. Antony Gram. See "Ownership of Voting Securities of the Company."

     From June 19, 1992 through March 1999, the Company had entered into loan agreements with Selex International B.V., a Netherlands corporation ("Selex"), Yasawa Holdings, N.V., a Netherlands Antilles Corporation ("Yasawa"), Swan Development Corporation ("Swan") and related parties. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa, Swan and their affiliates in order to meet its working capital requirements.

     Scafholding agreed to purchase contracts receivable at 65% of face value, with recourse, to meet the Company's ongoing capital requirements. Scafholding purchased the following contracts receivables from the Company to generate working capital for the Company:

                                           Approximate Contracts
              Date of Purchase             Receivable Amount Purchase
              ----------------             ---------------------------
              June 30, 1998                $200,100
              July 15, 1998                $115,200
              July 31, 1998                $179,900
              August 31, 1998              $250,400
              September 10, 1998           $153,400
              September 29, 1998           $497,100

     As of December 31, 1999, the Company had satisfied its principal debt obligation to Scafholding. As of December 31, 2000, the Company's outstanding debt to Yasawa was $5, 400,000 secured by a first lien on the Company's receivables and a mortgage on all of the Company's property. The terms of repayment of this debt have been restructured to provide for monthly payments of principal in the amount of $100,000 payable monthly in cash or with contracts receivable at 100% of face value, plus interest payable monthly on the declining balance at the rate of 9.6% per annum in cash or with contracts receivable at 65% of face value. Effective January 1, 1999, Yasawa and Scafholding agreed to reduce the annual percentage rate for their existing loans to the Company from 9.6% to 6% per annum. The interest rate was again changed. Effective January 1, 2001 and semi-annually thereafter, the interest rate will be adjusted to equal the prime rate then in effect. Yasawa and Scafholding did not require the Company to make interest payments for the period September 1, 1998 to December 31, 2000. As of December 31, 2000, the total amount of interest accrued is approximately $1,055,600.

     The Company recorded interest expense on all outstanding debt balances for 2000 to Yasawa, Scafholding and Swan at 8%, the Company's incremental borrowing rate. The difference between interest calculated at 8% and the amount accrued under the terms of the respective notes was recorded as a capital contribution increase to capital surplus. The Company recorded interest expense and a capital contribution in the amount of approximately $408,000 for 2000.

     From October 9, 1998 through the present, Swan continued to loan the Company funds to meet its working capital requirements. The Company's outstanding debt to Swan, which is secured by a second lien on the Company's receivables, was $5,572,000 as of December 31, 2000. The Company signed a promissory note to Swan in March 1999 which provides that funds advanced by Swan will be paid back by the Company monthly in contracts receivables at 90% of face value, with recourse. There is no interest for the first six months after an advance of money is received from Swan by the Company; thereafter the interest shall be 6% per annum on the outstanding balance of the advance. Effective January 1, 2001 and semi- annually thereafter, the interest rate will be adjusted to equal the prime rate then in effect. Each time an advance is made, a supplemental note is signed. The amount of each monthly payment will vary and will be dependent upon the amount of contracts receivable in the Company's portfolio, excluding contracts receivable held as collateral for prior receivable sales. Pursuant to the terms of the promissory note, the Company is required to transfer to Swan monthly as debt repayment all current contracts receivable in the Company's portfolio in excess of the aggregate sum of $500,000. Funds advanced by Swan are used by the Company to meet the Company's working capital requirements. As of December 31, 2000, the total amount of interest accrued is approximately $273,000.

     During 1998, the Company transferred 14 lots and 4 tracts of land to Swan. In return, Swan built an office complex on part of the land for use by the Company for a period of 54 months, renewable thereafter. The Company valued the land transferred at approximately $440,000 and recorded the net present value of the use of the office complex of approximately $375,000 as prepaid rent. The difference between the net present value of the rent and the cost of the land was recorded as deferred profit and is recognized over the lease term.

Executive Officers of the Company

     The table below sets forth the executive officers of the Company as of March 16, 2001 (officers, not assistant officers, compensated in excess of $40,000 in 2000 and the Chairman of the Board), their ages and their principal occupations during the past five years. Each has been appointed to serve in the capacities indicated until their successors are appointed and qualified, subject to their earlier resignation or removal by the Board of Directors.

                                            Principal Occupation
       Name and Age                      During the Past Five Years
       ------------                      --------------------------

Antony Gram, 58.......... Chairman of the Board of Directors and Chief Executive
                          Officer of the Company since July 13, 1994 and President since October 2, 1998. For more than the past five years, Mr. Gram has served as Managing Director of Gramyco, a scaffolding company based in Belgium.

Sharon J.Hummerhielm,49.. Mrs. Hummerhielm, joined the Company in March, 1975.
                          She was appointed Executive Vice President and Corporate Secretary on October 2, 1998 after having served as Vice President-Administration and Corporate Secretary since May 1995 and Vice President-Administration prior to that time.

Donald O. McNelley,54.... Mr. McNelley, has been Treasurer of the  Company since since May 23, 1995. He originally joined the Company in 1971 and was Senior Vice President and Chief Financial Officer from January 1988 - August 1990. He temporarily left the Company's employ in August 1990 to become Senior Vice President of James Cable Partners LP("James"). He left James in August 1991 and was self employed until he rejoined the Company in May 1994.

                             EXECUTIVE COMPENSATION

     Due to the Company's liquidity situation, Antony Gram has served as Chairman of the Board , Chief Executive Officer and President of the Company without compensation. The Securities and Exchange Commission's rules on executive compensation disclosure require, however, that the Summary Compensation Table which appears below, depict the compensation for the past three years of the Company's chief executive officer and its four most highly compensated executive officers whose annual salary and bonuses exceed $100,000. Accordingly, the table set forth below, discloses the annual compensation paid to Antony Gram (Chairman of the Board, Chief Executive Officer and President), Sharon Hummerhielm (Executive Vice President and Corporate Secretary), Earle D. Cortright (former President and Chief Operating Officer) and David M. Harden (former Senior Vice President) for the three years ended December 31, 2000.

Summary Compensation Table

                          Annual                           Long Term
                          Compensation                     Compensation
                          -------------------------------------------------------------------------------
                                                           Awards                           Payouts
                                                           ------------------------         -------------
Name and         Fiscal   Salary      Bonus  Other Annual  SARs/Restricted  Stock   LTIP    All Other
Principal        Year      ($)         ($)   Compensation   Stock Awards    Options Payouts Compensation
Position                                     (a)                                  (#)       ($)
---------------------------------------------------------------------------------------------------------
Antony Gram,     2000      --          --        --           --              --     --           --
Chairman of the  1999      --          --        --           --              --     --           --
Board, President 1998      --          --        --           --              --     --           --
& CEO

Sharon J.        2000     $122,939    $10,245(d) --           --              --     --           --
Hummerhielm      1999     $112,500    $22,500(d) --           --              --     --           --
Exec. VP &       1998     $ 95,625     --        --           --              --     --           --
Corporate Sec'y

E.Cortright,Jr.  2000      --          --        --           --              --     --           --
Former President 1999      --          --        --           --              --     --           --
& COO(resigned   1998     $150,000     --        --           --              --     --      $200,000(b)
effec. 10/1/98)

David M. Harden, 2000      --          --        --           --              --     --           --
Former Sr.V.P.   1999      --          --        --           --              --     --       $78,435(c)
(resigned effec. 1998     $ 67,500     --        --           --              --     --       $36,488(c)
10/1/98)

     -------

(a) In accordance with the rules of the Commission, amounts totaling less than the lower of $50,000 or 10% of the total annual salary and bonus have been omitted.

(b) Mr. Cortright resigned as President and Chief Operating Officer of the Company effective October 1, 1998. The salary shown above for 1998 is that portion earned between January 1 and October 1, 1998. Mr. Cortright received the sum of $400,000 as
            compensation   for  termination  of  his  Employment   Agreement:
            $200,000 of which was paid in October 1998 and the remaining $200,000, which was paid in January 1999.


                                       5


(c)         On  September  29, 1998,  David M. Harden and the Company  agreed to terms for his resignation as Senior Vice President - Marketing Administration of the Company effective October 1, 1998. Mr. Harden received the sum of $114,963 as compensation for termination of his Employment Agreement:  $20,663.00,  which was paid on October 1,
            1998 and the balance paid in semi-monthly  installments.   In
            addition, in February 1999, Mr. Harden received reimbursement for the actual costs paid by him for closing on the sale of his Miami residence, $16,000, and $7,467 in May 1999 for the actual costs paid by him for closing on the sale of an alternative home.

 (d) Ms.Hummerhielm was awarded a bonus of $10,245 in 2000, which was not paid until January 2001; $22,500 in 1999, which was not paid until January 2000.

Employment Contracts

     One executive officer, Mrs. Hummerhielm, is employed pursuant to an employment agreement which provides that if her employment is terminated due to death, payment of compensation to her beneficiary continues for six months and, if employment is otherwise terminated by the Company without cause (defined as gross misconduct), she is entitled to receive one year's compensation, payable in twenty-four equal semi-monthly installments. For purposes of this agreement, compensation includes salary, car allowances, vacation pay, fringe benefits, benefit plans, perquisites and other like items.

                          COMPENSATION COMMITTEE REPORT

Compensation Philosophy

     It is the goal of the Company and this Committee to align all compensation, including executive compensation, with business objectives and both individual and corporate performance, while simultaneously attracting and retaining employees who contribute to the long-term success of the Company. The Company attempts, within its resources, to pay competitively and for performance and management initiative, while striving for fairness in the administration of its compensation program.

Executive Compensation Program

     It has long been the policy of the Company to encourage and enable employees upon whom it principally depends to acquire a personal proprietary interest in the Company. In prior years, the total executive compensation program of the Company consisted of both cash and equity-based compensation and was comprised of three key elements: salary, an annual bonus and a long term incentive plan.

     Salary

     Salaries paid to officers (other than the Chief Executive Officer and President) are based upon the Committee's review of the nature of the position, competitive salaries and the contribution, experience and Company tenure of the officer. Salaries (if any) paid to the Chief Executive Officer and President are determined by the Committee, subject to ratification by the Board of Directors and are based upon the Committee's subjective evaluation of contributions to the Company, performance and salaries paid by competitors to their Chief Executive Officer and President. Since January 1998, Mrs. Hummerhielm, Mr. McNelley and two other assistant officers were granted salary increases.

     Annual Bonus

     Although the Company's liquidity situation has required the Company to limit the awarding of bonuses to only certain limited instances, it is the intention of the Committee that an executive's annual compensation consist of a base salary and an annual bonus. All officers and managerial employees of the Company (except those who are otherwise entitled to receive additional compensation) will be considered by the Compensation Committee for a bonus. Such bonuses are earned based upon the success of the Company, or of the subsidiary or division for which the individual is responsible, in achieving its goals. The only bonus awarded to, earned by, or paid to, any officer of the Company during or in respect to 2000 was a bonus awarded to Mrs. Hummerhielm and paid in 2001.

     Long Term Incentive Program

     Presently, there are no long-term cash and equity incentives provided through any Stock Plan. The previous Stock Plan terminated, pursuant to its terms, on December 31, 1996.

     Chief Executive Officer Compensation

     Since July 13, 1994, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company. In October 1998, he was also appointed to the position of President. Mr. Gram has been responsible for resolving the problems facing the Company and developing an alternative business plan to enable the Company to continue as a going concern. During the process of resolving such difficulties and developing such plan, Mr. Gram has agreed to serve without compensation, with the understanding that all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties, including travel and temporary living expenses, will be reimbursed by the Company and with the further understanding that the Committee and the Board will thereafter consider establishing an appropriate salary to be paid him for his services.

     Compliance With Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other mostly highly compensated executives officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation currently paid to the Company's Chief Executive Officer and highly compensated executive officers does not approach the $1,000,000 threshold, and the Company does not anticipate approaching such threshold in the foreseeable future. Nevertheless, the Company intends to take the necessary action to comply with the Code limitations.

     Future Compensation Trends

     The Committee anticipates undertaking a review of all compensation programs and policies of the Company, and making appropriate modifications and revisions, in conjunction with the Company's development of future business plans.

                                    Executive Compensation Committee
                                             George W. Fischer, Chairman
                                             Antony Gram
                                             Rudy Gram


                  OWNERSHIP OF VOTING SECURITIES OF THE COMPANY

     Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Yasawa (52.41%), Selex (20.82%) and Antony Gram, through his holdings in Selex and Yasawa (73.23%).

     All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 7,098,975 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 9,919,041 shares of Common Stock of the Company (73.23%).

     The following table sets forth information, as of March 16, 2001, concerning the beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                       Amount and Nature            Percent
                                       of Beneficial Ownership(a)   of Class
                                       --------------------------   --------

Current Directors and/or Nominees:
            George W. Fischer..........    35,000 - Direct            *
            Antony Gram ............... 9,919,041 - Indirect        73.23%
            Rudy Gram..................   312,266 - Direct           2.31%
            Thomas B. McNeill .........       200 - Direct            *
            Christel DeWilde...........       -0-                     *

Current Executive Officers named
  in Summary Compensation Table:
            Antony Gram................ 9,919,041 - Indirect        73.23%
            Sharon J. Hummerhielm......       200 - Direct            *

All executive officers and directors
as a group, consisting of 7 persons
(including those listed above).........10,266,707                   75.80%

-------------------
            *           Represents holdings of less than 1%.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission. Under the
Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements were satisfied.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Media General Financial Services Composite Index and the Media General Peer Group (real estate subdividers and developers) Index.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
         THE DELTONA CORPORATION, MG COMPOSITE INDEX AND MG GROUP INDEX

                                [GRAPHIC OMITTED]


                        ASSUMES $100 INVESTED ON JANUARY
          1, 1996 AND DIVIDEND REINVESTED FISCAL YEAR ENDING 12/31/00.


                             APPOINTMENT OF AUDITORS

     The Board of Directors recommends that the stockholders appoint James Moore & Co., P.L. as auditors of the financial statements of the Company for the fiscal year ending December 31, 2001, subject to the discretion of the Board. If the stockholders do not vote for such appointment, the Board of Directors will reconsider the appointment of such auditors. If James Moore & Co., P.L. are unable to serve, or the Board, in its discretion, determines that it is in the best interest of the Company that such accountants do not serve as auditors of the financial statements of the Company, the Board shall appoint other auditors to replace James Moore & Co., P.L.

     Representatives of James Moore & Co., P.L. will attend the meeting and will be given the opportunity to make a statement at the meeting if they desire to do so. Such representatives will be available during appropriate portions of the meeting to respond orally to appropriate questions.


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.

                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next Annual Meeting should be received by The Deltona Corporation, 8014 SW 135th Street Road, Ocala, FL 34473, no later than December 31, 2001, in order to be considered for inclusion in the Company's 2001 Annual Meeting Proxy Statement.

                                    By Order of the Board of Directors

March 16, 2001                      SHARON J. HUMMERHIELM
                                    Executive Vice President &
                                    Corporate Secretary


                                  Please mark,
                  sign and return the enclosed Proxy promptly.

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